EXHIBIT 99.1

Press Release

Talon International Makes Executive Appointments

LOS ANGELES, CA — (MARKET WIRE) — May 18, 2009 — Talon International, Inc., (OTC BB: TALN), a leading global supplier of apparel accessories including Talon zippers, fasteners, trim and interlining products, today announced the appointment of two key executives effective immediately. Ms. Alexandra Rieger has been appointed as Vice President Operations — Talon Fasteners Division and Mr. James Reeder has been appointed as Vice President Corporate Controller.

“These appointments are important continuing steps to strengthen our management team and to bring to Talon key resources needed to further the Company’s growth and success,” said Lonnie Schnell, Talon’s Chief Executive Officer.

Ms.     Rieger comes to Talon with an excellent background in all areas of supply chain management within the apparel industry, including product development, production control, and international sourcing. Most recently Ms. Rieger was the Hong Kong Regional Manager of Pacific Brands, a major women’s wear wholesaler based in Australia. Previously she was the Asia-Pacific Regional Sourcing Manager for Levi Strauss. She also held senior positions in Product Development and Merchandising, and was the Production Director for Mast Industries in Sri Lanka for more than seven years. Ms. Rieger holds a degree in Garment Engineering from Germany and an MBA from the Melbourne Business School in Australia. Ms. Rieger is based in the Hong Kong office of Talon International, Inc. replacing Manash Barthakur.

Mr.     Reeder brings an extensive background in all areas of financial management to Talon International, Inc. together with significant experience within several technology-based manufacturing organizations. Most recently Mr. Reeder served as Chief Financial Officer at Sheffield Manufacturing, an aerospace parts manufacturer and at Data Exchange Corporation, an international provider of supply chain solutions. Previously, Mr. Reeder was Vice President Finance for Special Devices, Inc., a manufacturer of automotive safety devices and was Chief Financial Officer for Power Lift Corporation, a distributor of Caterpillar materials and equipment. Mr. Reeder also served in various senior financial roles at Avery Dennison Corporation for approximately 13 years. Mr. Reeder has an MBA in Finance and Strategic Planning from the University of California at Berkeley, and will also act as the Chief Accounting Officer for Talon International, Inc.

Ms.     Rieger and Mr. Reeder will report directly to Lonnie Schnell, CEO of Talon International, Inc.

About Talon International, Inc.

Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers. Talon manufactures and distributes zippers and other fasteners under its Talon® brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waistbands under its trademark names, Talon, Tag-It and TekFit, to more than 60 apparel brands and manufacturers including Levi Strauss & Co., Juicy Couture, Ralph Lauren, Victoria’s Secret, Target Stores, Wal-Mart, and Express. The company has offices and facilities in the United States, Hong Kong, China, India and the Dominican Republic.

Contact:

Company Contact
Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128